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                                                                 Exhibit 23.4


         Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated


         We hereby consent to the use of our opinion letter dated February 8, 1999 to the Board of Directors of Jackpot Enterprises, Inc. included in Appendix B to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger described therein and to the references to such opinion in such Joint Proxy Statement/Prospectus on the cover page thereof and under the captions
"Summary," "The Merger--Background of the Merger," "The Merger--Recommendation of Jackpot Board of Directors; Jackpot's Reasons for the Merger," and "The Merger--Opinions of Financial Advisors." In giving this consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                  MERRILL LYNCH, PIERCE, FENNER &
                                  SMITH INCORPORATED

July 20, 1999